As filed with the Securities and Exchange Commission on July 17, 2006

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PLX TECHNOLOGY, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	94-3008334
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification Number)

870 Maude Avenue

Sunnyvale, California 94085

(Address of Principal Executive Office, Including Zip Code)

PLX TECHNOLOGY, INC.

1999 STOCK INCENTIVE PLAN

(Full Title of the Plans)

Rafael Torres

Vice President, Finance, Chief Financial Officer

PLX Technology, Inc.

870 Maude Avenue

Sunnyvale, California 94085

(Name and Address of Agent for Service)

(408) 774-9060

(Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Justin L. Bastian, Esq.

Morrison & Foerster LLP

755 Page Mill Road

Palo Alto, California 94304

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, $0.001 par value per share	800,000	$11.18	$8,944,000	$958

(1)             Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock which become issuable under the PLX Technology, Inc. 1999 Stock Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of Registrant’s Common Stock.

(2)             The Proposed Maximum Offering Price Per Share has been estimated in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee of shares reserved for future issuance under the Registrant’s 1999 Stock Incentive Plan. The computation is based on the average of the high and low price of the Registrant’s Common Stock as reported on the Nasdaq Global Market on July 14, 2006.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 (plan information and registrant information and employee plan annual information) will be sent or given to employees as specified by Securities and Exchange Commission Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Form S-8 (Part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.        Incorporation of Documents by Reference.

The following documents filed by PLX Technology, Inc. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference herein:

(a)    The Registrant’s Annual Report on Form 10-K which includes audited financial statements for the Registrant’s latest fiscal year ending December 31, 2005.

(b)    The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006.

(c)    The Registrant’s Current Reports on Form 8-K filed on January 31, 2006, April 18, 2006,  April 27, 2006, and July 6, 2006.

(d)    The description of the Registrant’s Common Stock which is contained in its Registration Statement on Form 8-A dated April 2, 1999, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.        Description of Securities.

Not applicable.

Item 5.        Interests of Named Experts and Counsel.

Not applicable.

Item 6.        Indemnification of Directors and Officers.

The indemnification and liability of the Registrant’s directors and officers are governed by Delaware law.

Under Section 145 of the General Corporation Law of the State of Delaware, the Registrant has broad powers to indemnify its directors and officers against liabilities that they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). The Registrant’s Bylaws also provide for mandatory indemnification of its directors and executive officers, and permissive indemnification of its employees and agents, to the fullest extent permissible under Delaware law.

The Registrant’s Amended and Restated Certificate of Incorporation provides that the liability of its directors for monetary damages shall be eliminated to the fullest extent permissible under Delaware law. Pursuant to Delaware law, this includes elimination of liability for monetary damages for breach of the directors’ fiduciary duty of care to the Registrant and its stockholders. These provisions do not eliminate the directors’ duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the directors’ duty of loyalty to the Registrant for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

The Registrant has entered into agreements with each of its directors and officers that require the Registrant to indemnify such persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of the Registrant or any of its affiliated enterprises, provided such person acted in good faith and in a manner that such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreement also sets forth certain procedures that will apply in the event of a claim for indemnification thereunder.

The Registrant has obtained a policy of directors’ and officers’ liability insurance that insures the Registrant’s directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

Item 7.        Exemption From Registration Claimed.

Not applicable.

Item 8.        Exhibits.

Exhibit Number	Description

5.1	Opinion of Morrison & Foerster LLP

23.1	Consent of Morrison & Foerster LLP (included in Exhibit 5.1)

23.2	Consent of BDO Seidman LLP, Independent Registered Public Accounting Firm

23.3	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

24.1	Power of Attorney (Page 7)

Item 9.        Undertakings.

(A)   The undersigned Registrant hereby undertakes:

(1)    to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B)   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant, PLX Technology, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on July 14, 2006.

PLX TECHNOLOGY, INC.

By:	/s/ MICHAEL J. SALAMEH
Michael J. Salameh
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Michael J. Salameh and Rafael Torres, and each of them, as attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendment to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming the said attorney-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Capacity	Date

/s/ MICHAEL J. SALAMEH	Chief Executive Officer and Director (Principal	July 13, 2006
Michael J. Salameh	Executive Officer)

/s/ RAFAEL TORRES	Vice President, Finance, Chief Financial Officer	July 13, 2006
Rafael Torres	and Secretary (Principal Financial and Principal Accounting Officer)

/s/ D. JAMES GUZY	Director	July 13, 2006
D. James Guzy

/s/ JOHN H. HART	Director	July 13, 2006
John H. Hart

/s/ ROBERT H. SMITH	Director	July 13, 2006
Robert H. Smith

/s/ THOMAS RIORDAN	Director	July 13, 2006
Thomas Riordan

/s/ PATRICK VERDERICO	Director	July 13, 2006
Patrick Verderico

INDEX TO EXHIBITS

Exhibit Number	Description

5.1	Opinion of Morrison & Foerster LLP

23.1	Consent of Counsel (included in Exhibit 5.1)

23.2	Consent of BDO Seidman LLP, Independent Registered Public Accounting Firm

23.3	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

24.1	Power of Attorney (Page 7)